UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2025

Edgemode, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55647	47-4046237
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 E. Broward Blvd., Suite 1700, Ft. Lauderdale, FL 33301

(Address of Principal Executive Offices, and Zip Code)

(707) 687-9093

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 15, 2025, Edgemode, Inc. (the “Company”) and Blackberry AIF SL (“BAIF”) entered into a memorandum of understanding (the “MOU”) for the purposes of organizing DC Estate Solutions Cayman Limited, a Cayman Island entity (the “SPV”) which was organized by the Company on October 23, 2025. On November 6, 2025, the SPV and BAIF entered into a share purchase agreement (the “SPV SPA”). The SPV is owned and controlled 75% by the Company and 25% by BAIF. The principal of BAIF is Jose Mora. The SPV has acquired five property leases held by BAIF consisting of 100 hectares of land each located in the Spain cities of Malpica, Caceres, Vianos, Cordoba and Torrecampo (the “Spain Leases”). The Spain Leases are held by wholly owned subsidiaries of the SPV. The Spain Leases are for an average term of 35 years at an initial total average cost of $96,000 per month for all sites. As a condition of each lease, the payments are subject to meeting certain milestones, such as obtaining a favorable urban compatibility reports and connection points. Under the terms of the Spain Leases, the Company will pay $14,421 to the owners of the Cordoba site in 2026. No further payments are expected in 2026.

The Company and BAIF intend to use the Spain Leases to develop and operate high-performance computing (HPC) datacenter sites. Upon execution of the MOU the Company paid BAIF $250,000 and the Company paid BAIF an additional $250,000 on the closing of the SPV SPA. The Company intends to issue Mr. Mora options to purchase 250,000,000 shares of the Company’s common stock at an exercise price to be determined prior to issuance. In addition, the SPV will enter into an employment agreement with Mr. Mora with an annual base salary of $400,000 and additional equity and cash incentives. The Company intends to develop the sites as gas powered fully autonomous energy islands for Tier 3 level uptime AI data centers. The total capacity to be developed across the 5 sites is anticipated to be up to 1.8 Gigawatts. We believe that since the sites will be autonomous energy islands no grid connection is required and there will be no material reliance on grid infrastructure. Thereby, subject to financing, reducing time to power for our data center clients to 18 months. The total capacity of the sites is planned to be 360 MW per site. An application to connect to the local gas pipeline for gas supply has already been made and approval is expected to be received within 30 days. The Company is negotiating a power purchase agreement with an energy company to develop a 360MW gas turbine facility to convert gas fuel into electricity. In addition, the Company is in negotiation for a 90 MW gas Fuel cell power facility to be supplied under a power purchase agreement for each site. The Company will need to secure fibre connections, environmental permits and all necessary contractor permits. The sites will then be classed at Ready to Build (RTB) as the Company intends to sell the sites on a RTB basis. We estimate the Company will require $5 million of working capital to achieve full RTB status on all 5 sites. Additional capital is required to develop the sites and the further development of the datacenters to RTB will require substantial capital. There are no assurances the Company will receive sufficient capital or will receive capital on reasonable terms. In addition, there are no assurances that the application and permits will be received or that agreements will be completed or the datacenters ultimately developed and sold or become operational.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edgemode, Inc.

Dated: November 12, 2025	By:	/s/ Charlie Faulkner
	Name:	Charlie Faulkner
	Title:	Chief Executive Officer

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